Exhibit 23.2

[Deloitte Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference in this Registration Statement on Form S-8 of Pan American Silver Corp. (File No. 333-122152) of our reports dated March 21, 2007, relating to the consolidated financial statements of Pan American Silver Corp. (which report expresses an unqualified opinion) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 40-F of Pan American Silver Corp. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Deloitte & Touch LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia
March 6, 2008